Exhibit 23.1

             Consent of Independent Certified Public Accountants


Bravo! Foods International Corp.
11300 US Highway 1, Suite 202
North Palm Beach. FL  33408


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 14, 2003, relating to the financial statements of Bravo! Foods International Corporation appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


BDO SEIDMAN, LLP

Los Angeles, California
June 16, 2004